Exhibit 99.1

The First Years Inc. Corporate Headquarters One Kiddie Drive Avon, MA 02322-1711 Tel: 508-588-1220 Fax: 508-580-6849 www.thefirstyears.com

Contact: John Beals
Senior Vice President, Finance and Treasurer
(508) 588-1220

FOR IMMEDIATE RELEASE

THE FIRST YEARS IS EXPLORING STRATEGIC ALTERNATIVES;
GOLDMAN, SACHS & CO. IS RETAINED

Avon, Massachusetts, January 6, 2004 — The First Years Inc. (NASDAQ: KIDD), a leading developer and international marketer of parenting products for newborns, infants and toddlers, announced today that several months ago, it retained the services of Goldman, Sachs & Co., as its financial advisor, to assist the Company in its analysis and consideration of various strategic alternatives that may be available to the Company to expand the Company’s growth opportunities and maximize stockholder value. The Company is uncertain as to what strategic alternatives may be available to it, and there can be no assurance that, if any transaction is commenced, it will be completed or as to the value that any such transaction might have for the Company’s stockholders. The Company does not intend to issue any other press release relating to the subject matter referenced above until such time, if ever, as it enters into a definitive agreement with a third party or parties in connection with any such transaction or series of transactions or determines to terminate this strategic process.

The Company also has been notified that Santa Monica Partners, L.P. has sent letters to the Company’s Directors outlining a “proposal to the Board of Directors to lead to a privatization of the Company.” The Board of Directors will consider the letters, in consultation with its financial and legal advisors, in due course as part of the strategic review described above.

About The First Years

The First Years Inc. is a leading international marketer of feeding, soothing, play and care products for infants and toddlers. The Company’s distinctive brands include: “The First Years®,” licenses from The Walt Disney Company and “Sesame Street®,” licensed from the Sesame Workshop.

This release may include certain “forward-looking” statements, involving risks and uncertainties, which are covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the Company’s current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ materially from those referred to or implied by such statements. In addition, the Company’s exploration of its’ strategic alternatives may be dependent on a variety of factors, which include, but are not limited to, sales of The First Years® brand, trends in sales of The First Years brand and licensed products, continued success of new Disney character refreshed graphics, continued maintenance of favorable license arrangements, success of market research identifying new product opportunities, successful introduction of new products, continued product innovation, the success of new enhancements to the Company’s brand image, growth in domestic and international sales, ability to attract and retain key personnel, sales and earnings results, and general economic conditions affecting consumer spending, including uncertainties relating to global political conditions, such as terrorism. Information with respect to important factors that should be considered is contained in the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission.